Exhibit 99.1

7/16/12 9:15 AM

GENCAP Ventures, LLC Purchases Factor Advisors, LLC

NEW YORK, July 16, 2012 /PRNewswire/ -- GENCAP Ventures, LLC has purchased Factor Advisors, LLC, a provider of SEC 1933 act listed Exchange-traded funds. There are currently five spread trade commodity funds listed on the NYSE under the tickers FSA, FSG, FSE, FSU and FOL. Further, the firm is a registered Commodity Pool Operator (CPO), which gives it the ability to offer a broad range of futures based products.

GENCAP will offer white label exchange-traded products for clients interested in entering this large and important segment of the asset management market. Recently hired CEO, Sam Masucci said: "We are excited about the acquisition of Factor's 1933 act ETF funds.

GENCAP will lead the marketplace by offering a comprehensive ETF development and management platform for its clients. We have already received significant interest from clients wishing to bring SEC 1933 act and 1940 act ETF funds to market on our platform. Ultimately GENCAP will offer the broadest range of ETF products and services in the asset management and indexing marketplace."

25-year industry veteran Robert Tull also joins GENCAP as COO. Bob observed: "We will help investment managers develop and position products suited to their unique investment styles. Our management team, intellectual property, and operational infrastructure are exceptional which should result in significant time and cost savings in getting ETFs to market for our clients."

GENCAP is revolutionizing the exchange-traded marketplace by offering turnkey solutions, value-added services, and a group of ETF experts unrivaled in the marketplace.

Anyone interested in learning more about the GENCAP advantage should contact Sam Masucci at 212-786-7513 or smasuccci@GENCAPV.com Experience GENCAP's unique approach to furthering your financial reach and our premium customer service and care.